Exhibit 99.1

Contact: Sandy Rowland 203.328.3500 sandy.rowland@harman.com

HARMAN Reports Second Quarter Fiscal Year 2013 Results

•	Second quarter net sales of $1.056 billion; operating income of $68 million

•	Strong balance sheet with $1.35 billion in available liquidity

•	Implementing restructuring initiatives to achieve annualized savings of approximately $30-$35 million

•	Won twenty product innovation and design awards across three continents

•	Launching high-margin recurring revenue infotainment services business

STAMFORD, CT, January 31, 2013 – HARMAN International Industries, Incorporated, the leading global audio and infotainment group (NYSE: HAR), today announced results for the second quarter ended December 31, 2012. HARMAN also announced today plans to launch an infotainment services business as well as restructuring initiatives to further reduce operating costs.

Dinesh C. Paliwal, the Company’s Chairman, President and CEO, said, “Our results during the second quarter did not meet our expectations. To enhance returns for our shareholders, we are taking the right steps to reduce costs, continue to drive innovation and expand our portfolio to achieve profitable growth. Economic headwinds and the slow-down in the automotive sector in Europe created a difficult operating environment for HARMAN during the second quarter, and we expect these conditions to continue for the first half of calendar year 2013. Despite these challenges, we will continue to aggressively execute on all four of our strategic pillars to strengthen the Company’s competitiveness over the long-term. Our fundamental strategy remains unchanged and with higher margin order backlog we continue to believe that Fiscal 2014 and 2015 will be strong years for HARMAN.”

Net sales for the second quarter were $1.056 billion, a decrease of 6 percent compared to the same period last year. In local currency, net sales decreased by 4 percent compared to the same period last year primarily as a result of the economic slow-down in Europe, which significantly impacted automotive production. Sales in the Professional Division were similarly affected by the recession in Europe, as well as by capital project delays during the quarter pending the outcome of presidential elections in the USA and China.

Second quarter operating income was $68 million, compared to $95 million in the same period last year. Excluding restructuring and non-recurring charges, operating profit in the second quarter was $57 million, compared to $96 million in the same period last year.

Non-GAAP earnings per diluted share were $0.59 for the quarter compared to $0.83 in the same period last year. GAAP earnings per diluted share were $0.68 for the quarter compared to $0.82 in the same period last year. During the second quarter, on a GAAP basis, the Company reduced its contingent consideration accrual related to the acquisition of MWM Acoustics, now known as HARMAN Embedded Audio LLC, by $12.5 million.

FY 2013 Key Figures – Total Company	Three Months Ended December 31				Six Months Ended December 31
			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	6M FY13	6M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	1,056	1,127	(6%)	(4%)	2,054	2,178	(6%)	(1%)
Gross profit	272	306	(11%)	(9%)	550	593	(7%)	(3%)
Percent of net sales	25.7%	27.1%			26.8%	27.2%
SG&A & Other	203	210	(3%)	(1%)	403	424	(5%)	(1%)
Operating income	68	95	(28%)	(26%)	147	170	(13%)	(9%)
Percent of net sales	6.5%	8.5%			7.2%	7.8%
Net Income	47	59	(20%)	(16%)	102	108	(5%)	1%
Diluted earnings per share	0.68	0.82			1.47	1.49
Restructuring-related costs	(12)	1			(11)	3
Non-GAAP
Gross profit(1)	273	306	(11%)	(9%)	551	595	(7%)	(3%)
Percent of net sales(1)	25.8%	27.1%			26.8%	27.3%
SG&A & Other(1)	216	210	3%	5%	415	423	(2%)	3%
Operating income(1)	57	96	(41%)	(39%)	136	172	(21%)	(17%)
Percent of net sales(1)	5.4%	8.5%			6.6%	7.9%
Net Income(1)	41	60			96	110	(13%)	(7%)
Diluted earnings per share(1)	0.59	0.83	(31%)	(28%)	1.38	1.52
Shares outstanding – diluted (in millions)	70	72			70	72

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Summary of Operations – Gross Margin and SG&A

Non-GAAP gross margin for the second quarter of fiscal 2013 decreased 130 basis points to 25.8 percent. The decline was primarily due to the impact of lower sales volume on fixed production costs.

SG&A and Other expense as a percentage of sales on a non-GAAP basis in the second quarter of fiscal 2013 increased 190 basis points to 20.5 percent. This change was primarily related to lower sales volume on fixed costs.

Operational Restructuring to Improve Financial Results

HARMAN is implementing restructuring initiatives, which we expect will improve the Company’s operating performance. HARMAN will reduce approximately 500 jobs in high cost countries, resulting in annual operational savings of approximately $30-$35 million beginning in fiscal year 2014. The Company expects to record a restructuring charge of approximately $30-35 million in the second half of fiscal year 2013.

The Company is also evaluating the sale or closure of a manufacturing site in Europe, which would reduce an additional 500 jobs.

“These restructuring efforts will allow HARMAN to reduce costs and compete more effectively,” said Mr. Paliwal. “Rebalancing our workforce is a difficult, but necessary, step that HARMAN is implementing to deliver improved financial results through the European economic and automotive cycle recovery.”

Launching of Infotainment Services

The Company today announced it will launch HARMAN Infotainment Services that will leverage the installed base of over 15 million HARMAN infotainment-equipped vehicles on the road today to create a fast growing, recurring revenue stream with high margins.

OEMs and car owners are seeking to keep their vehicle infotainment systems current and connected. HARMAN Infotainment Services will offer 4G/LTE connected head-unit upgrades for vehicles currently on the road; cloud-based services to the car (such as Aha by HARMAN); and customer relationship management (CRM) services for automakers using vehicle-specific aggregated data.

“The launch of our Infotainment Services business will create a new revenue stream less dependent on automotive production cycles and drive consistent revenue with two to three times higher margins than the current Infotainment systems business,” said Mr. Paliwal.

The Company expects service business to grow fivefold within the next five years from current levels of approximately $100 million.

2013 Outlook

HARMAN today provided an updated outlook regarding its financial targets for fiscal 2013. In light of lower European automotive production volumes and a weaker global economic climate, the Company now forecasts global revenue between $4.175 billion and $4.250 billion and operational earnings per share between $2.70 and $2.90. Details by division are provided below.

Fiscal Year 2013	HARMAN	Infotainment Division	Lifestyle Division	Professional Division

Sales	$4.175 - $4.250 billion	$2.225 - $2.250 billion	$1.300 - $1.330 billion	$650 - $670 million

Operating Profit	$265 - $280 million	$145 - $150 million	$150 - $160 million	$90 - $95 million

EBITDA	$385 - $400 million	$205 - $210 million	$185 - $195 million	$105 - $110 million

EPS	$2.70 - $2.90

Investor Call Today, January 31 2013

Today, January 31, 2013, at 11:00 a.m. EST HARMAN’s management will host an analyst and investor conference call to discuss the second quarter results. Those who wish to participate via audio in the earnings conference call, scheduled at 11:00 a.m. EDT, should dial 1 (800) 732 8470 (U.S.) or +1 (212) 231 2901 (International) ten minutes before the call and reference HARMAN, Access Code: 21645864.

In addition, HARMAN invites you to visit the Investors section of its website at: www.HARMAN.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal second quarter earnings release and supporting materials will be posted on the site at approximately 8:00 a.m. EST today, January 31, 2013.

A replay of the call will also be available following its completion at approximately 1:00 p.m. EST. The replay will be available through April 30, 2013 at 1:00 p.m. EST. To listen to the replay, dial 1 (800) 633 8284 (U.S.) or +1 (402) 977 9140 (International), Access Code: 21645864.

If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1 (800) 473 0602 (U.S.) or +1 (303) 446 4604 (International).

General Information

HARMAN (www.HARMAN.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets — supported by 15 leading brands, including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon® and Mark Levinson®. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 13,400 people across the Americas, Europe and Asia, and reported net sales of $4.4 billion for the twelve months ending June 30, 2012. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) our ability to maintain profitability in our infotainment division if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3) warranty obligations for defects in our products; (4) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (5) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (6) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (7) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (8) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (9) our failure to implement and maintain a comprehensive disaster recovery program; (10) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of complying with such laws; (11) our ability to maintain a competitive technological advantage through innovation and leading product designs; (12) our failure to maintain the value of our brands and implementing a sufficient brand protection program; (13) the outcome of pending or future litigation and other claims, including, but not limited to, the current stockholder and Employee Retirement Income Security Act of 1974 lawsuits; (14) our ability to enforce or defend our ownership and use of intellectual property rights; and (15) other risks detailed in Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other filings made by the Company with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement except as required by law. This earnings release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company calculates its awarded business using various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions, among other factors. These assumptions are updated on an annual basis. The Company updates the estimates quarterly by adding the value of new awards received and subtracting sales recorded during the quarter.

HAR-E

APPENDIX

Infotainment Division

FY 2013 Key Figures – Infotainment	Three Months Ended December 31				Six Months Ended December 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	6M FY13	6M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	540	600	(10%)	(7%)	1,101	1,203	(9%)	(3%)
Gross profit	113	139	(18%)	(16%)	242	283	(15%)	(9%)
Percent of net sales	20.9%	23.1%			22.0%	23.5%
SG&A & Other	83	89	(7%)	(4%)	167	186	(10%)	(4%)
Operating income	30	50	(39%)	(37%)	75	97	(23%)	(18%)
Percent of net sales	5.6%	8.3%			6.8%	8.1%
Restructuring-related costs	(1)	0			0	1
Non-GAAP
Gross profit(1)	113	139	(19%)	(16%)	242	285	(15%)	(10%)
Percent of net sales(1)	20.9%	23.2%			22.0%	23.7%
SG&A & Other(1)	83	89	(7%)	(4%)	167	186	(10%)	(4%)
Operating income(1)	30	50	(40%)	(38%)	75	98	(24%)	(20%)
Percent of net sales(1)	5.5%	8.3%			6.8%	8.2%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the second quarter were $540 million, a decrease of 10 percent. In local currency, net sales decreased by 7 percent primarily reflecting lower European automotive production volumes due to the lower demand in Western Europe. In light of declining economic conditions, several European OEMs extended their holiday shut downs.

Gross margin on a non-GAAP basis in the second quarter decreased 230 basis points to 20.9 percent primarily due to reduced leverage of fixed costs on lower sales. Although the Division’s SG&A spending decreased modestly during the quarter, as a percentage of sales however, SG&A and Other increased 60 basis points to 15.5%.

Infotainment Division Highlights

The new HARMAN infotainment system for BMW premiered this month in the US and will be available onboard a wide range of BMW models, including the 7-, 5-, and 3- series vehicles. In addition, the scalable MMI Navigation Plus Platform that the Company developed for Audi has now been expanded to several Volkswagen models.

The Company is also addressing a new market segment with the new HARMAN connected radio platform, part of the Company’s expanded Infotainment portfolio. The platform targets the entry-level segment and for about the same cost as a basic radio, an automaker can add smart-phone connectivity with HARMAN’s Aha radio, turn-by-turn navigation and voice prompts into their vehicles, as well as meet fast development cycles and delivery.

At CES, the Company expanded its scalable infotainment platform with an Android-based, open source application environment. The platform leverages smart-phone functionality to safely bring car centric apps and services into the car. Also at CES, the Company showcased its vision for the future premium infotainment platform. Feature highlights included an interactive heads-up display combined with smart phone connectivity, augmented navigation, gesture control, high speed networking, and driver assist features.

The Aha by HARMAN platform continues to gain traction. Ten leading automakers from Asia, Europe and America will offer Aha by HARMAN before the end of 2013. The Aha service uses the HARMAN Cloud Platform to safely enable Web-based information and entertainment in vehicles in a radio-like format familiar to drivers.

As noted earlier, the Company announced the creation of HARMAN Infotainment Services that will leverage the installed base of over 15 million HARMAN infotainment equipped vehicles on the road today to create a fast growing, recurring revenue stream with high margins.

Lifestyle Division

FY 2013 Key Figures – Lifestyle	Three Months Ended December 31				Six Months Ended December 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	6M FY13	6M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	372	369	1%	3%	663	669	(1%)	3%
Gross profit	102	109	(6%)	(4%)	197	198	0%	3%
Percent of net sales	27.6%	29.4%			29.7%	29.5%
SG&A & Other	53	59	(11%)	(9%)	110	119	(8%)	(4%)
Operating income	50	50	1%	2%	87	79	10%	13%
Percent of net sales	13.4%	13.5%			13.1%	11.8%
Restructuring-related costs	(11)	0			(11)	0
Non-GAAP
Gross profit(1)	103	108	(5%)	(3%)	198	197	0%	4%
Percent of net sales(1)	27.8%	29.4%			29.8%	29.5%
SG&A & Other(1)	64	59	9%	12%	121	118	3%	7%
Operating income(1)	39	50	(21%)	(20%)	76	79	(4%)	(1%)
Percent of net sales(1)	10.5%	13.5%			11.5%	11.9%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the second quarter were $372 million, an increase of 1 percent. In local currency sales increased 3 percent, primarily driven by robust demand for HARMAN’s new home and multimedia products. The car audio business was negatively impacted by lower European production volumes due to lower demand in Western Europe. The political clash between China and Japan also had a negative effect on expected sales for the quarter. Gross margin on a non-GAAP basis in the second quarter declined 160 basis points to 27.8 percent primarily due to the change in product mix.

SG&A and Other expense as a percentage of sales, on a non-GAAP basis, in the second quarter increased 140 basis points to 17.3 percent. The SG&A increase was primarily driven by increased R&D investment to accelerate the development of a scalable car audio solution and the impact of a non-recurring $4 million earthquake/tsunami-related business interruption insurance settlement recorded in the prior year.

Lifestyle Division Highlights

In car audio, HARMAN secured four awards from existing customers such as Toyota, Lexus, and Subaru. BMW also selected HARMAN’s HALOsonic solution for its next generation cross-car line noise cancellation and engine sound generation solution.

The Company launched a number of new systems this quarter including its first Bowers & Wilkins system, under a brand license, on the all-new Maserati Quattroporte, and new Harman Kardon systems for the all-new BMW 4 series, Mini Paceman, and Mercedes A-Class. HARMAN also launched a new JBL system for the all-new Toyota RAV4 and new Infinity systems for the all-new Hyundai Santa Fe and Kia Cadenza.

At CES, the Company introduced QuantumLogic 3D, a powerful new technology that brings an unmatched three dimensional surround sound experience to in-car audio. Built on HARMAN’s patented QLS digital signal processing technology, QuantumLogic 3D uses proprietary algorithms to add the dimension of height inside the car for an immersive listening experience while maintaining the integrity of the original recording.

HARMAN continued to build momentum with its home and multimedia products. HARMAN received twenty Design and Innovation Awards, including eight CES Innovation awards, eight iF Design awards in Germany, and four Red Star awards in China.

JBL was the first brand in the world to ship iPhone 5 Docking Stations in mass volumes. JBL shipped approximately 250,000 iPhone 5 docking stations to global customers in the first two months following the launch.

Professional Division

FY 2013 Key Figures – Professional	Three Months Ended December 31				Six Months Ended December 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	6M FY13	6M FY12	Including Currency Changes	Excluding Currency Changes[1]
Net sales	144	158	(9%)	(8%)	287	306	(6%)	(4%)
Gross profit	56	58	(4%)	(3%)	111	113	(2%)	0%
Percent of net sales	39.0%	36.8%			38.7%	36.9%
SG&A & Other	36	36	0%	1%	72	75	(4%)	(2%)
Operating income	20	22	(11%)	(10%)	40	38	4%	6%
Percent of net sales	13.8%	14.0%			13.8%	12.5%
Restructuring-related costs	0	1			0	1
Non-GAAP
Gross profit(1)	56	58	(4%)	(3%)	111	113	(2%)	0%
Percent of net sales(1)	39.0%	36.8%			38.7%	37.0%
SG&A & Other(1)	37	35	4%	5%	72	74	(2%)	0%
Operating income(1)	19	23	(17%)	(16%)	39	40	(1%)	1%
Percent of net sales(1)	13.5%	14.7%			13.6%	12.9%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the second quarter were $144 million, a decrease of 9 percent. In local currency sales decreased 8 percent primarily due to capital project delays pending the outcome of presidential elections in the United States and China and because of the economic slowdown in Europe. Also, to a lesser extent, Hurricane Sandy caused a short-term delay related to certain capital projects in the Northeast. Gross margin on a non-GAAP basis in the second quarter increased 220 basis points primarily as a result of improved profitability of new product introductions. SG&A and Other expense on a non-GAAP basis in the second quarter increased 330 basis points to 25.5 percent due to lower sales volume.

Professional Division Highlights

The Professional Division continued its success in touring during the second quarter with the global market embracing the award winning JBL VTX Line Array powered by the Crown HD4 amplifier. HARMAN maintained sector leadership with sound reinforcement for several high profile events, including the 12-12-12 Sandy Relief benefit concert at Madison Square Garden.

The Company’s focus on the transportation vertical market continues to pay dividends, particularly in the emerging markets. HARMAN’s IDX integrated audio and visual information delivery system will be going into the Dandong airport in China and the Bangalore International airport in India.

The Company’s success in the global markets continued during the quarter, with new wins in Brazil for two additional FIFA World Cup stadiums. Other installations in the quarter included the Clemson Memorial Stadium in South Carolina, the Rose Bowl in California, and Penn State University Stadium.

Other (Corporate)

FY 2013 Key Figures – Other	Three Months Ended December 31				Six Months Ended December 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY13	3M FY12	Including Currency Changes	Excluding Currency Changes[1]	6M FY13	6M FY12	Including Currency Changes	Excluding Currency Changes[1]
SG&A & Other	32	26	20%	20%	55	45	22%	22%
Restructuring-related costs	0	0			0	0
Non-GAAP[1]
SG&A & Other	32	26	21%	21%	55	45	22%	22%

1,2 A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

The Company accelerated its R&D investment and continued its global marketing campaigns, driving a modest increase in SG&A expense. The Company’s Corporate Technology Center (CTC) is driving and enabling cutting-edge development in connectivity and networking, cloud computing, wireless technologies, digital signal processing, and energy efficient solutions.

HARMAN International Industries, Incorporated

Consolidated Statements of Income

(In thousands, except earnings per share data; unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net sales	$1,055,642	$1,127,029	$2,053,835	$2,177,632
Cost of sales	783,849	821,490	1,503,795	1,584,451

Gross profit	271,793	305,539	550,040	593,181
Selling, general and administrative expenses	203,411	210,174	402,567	423,926
Sale of Intellectual Property	0	(13)	0	(301)

Operating income	68,382	95,378	147,473	169,556
Other expenses:
Interest expense, net	3,687	4,059	9,682	9,335
Foreign exchange losses, net	988	7,373	1,139	11,597
Miscellaneous, net	1,430	1,955	2,609	3,399
Income from operations before taxes	62,277	81,991	134,043	145,225
Income tax expense	14,788	22,736	31,999	37,603

Net income	$47,489	$59,255	$102,044	$107,622

Earnings per share:
Basic	$0.69	$0.83	$1.48	$1.51
Diluted	$0.68	$0.82	$1.47	$1.49
Weighted average shares outstanding:
Basic	69,009	71,463	68,846	71,265
Diluted	69,734	72,299	69,582	72,085

HARMAN International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	December 31, 2012	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$526,251	$617,356
Short-term investments	81,166	203,014
Accounts receivable	623,721	582,835
Inventories	547,218	427,597
Other current assets	282,669	285,443

Total current assets	2,061,025	2,116,245
Property, plant and equipment	421,948	430,234
Goodwill	180,757	180,811
Deferred tax assets, long term	280,648	308,768
Other assets	160,437	133,406
Total assets	$3,104,815	$3,169,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$30,400	$395,409
Short-term debt	197	227
Accounts payable	477,714	505,694
Accrued liabilities	336,711	368,002
Accrued warranties	110,257	97,289
Income taxes payable	11,968	15,279

Total current liabilities	967,247	1,381,900
Long-term debt	270,047	0
Pension liability	171,078	168,099
Other non-current liabilities	77,146	89,854

Total liabilities	1,485,518	1,639,853

Total equity	1,619,297	1,529,611

Total liabilities and equity	$3,104,815	$3,169,464

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended December 31, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$1,055,642	$0	$1,055,642
Cost of sales	783,849	(956)[a]	782,893

Gross profit	271,793	956	272,749
Selling, general and administrative expenses	203,411	12,643 [b]	216,054
Sale of Intellectual Property	0	0	0

Operating income	68,382	(11,687)	56,695
Other expenses:
Interest expense, net	3,687	(1,129)	2,558
Foreign exchange losses, net	988	0	988
Miscellaneous, net	1,430	0	1,430
Income from operations before taxes	62,277	(10,558)	51,719
Income tax expense	14,788	(4,127)[c]	10,661

Net income	$47,489	$(6,431)	$41,058

Earnings per share:
Basic	$0.69	$0.09	$0.59
Diluted	$0.68	$0.09	$0.59
Weighted average shares outstanding:
Basic	69,009		69,009
Diluted	69,734		69,734

a)	Restructuring expense in Cost of Sales was $1.0 million due to projects to increase efficiency in manufacturing.
b)	Non-recurring income in SG&A was $12.6 million primarily due to reduction of a contingent consideration accrual related to the acquisition of HARMAN Embedded Audio LLC, formerly known as MWM Acoustics.
c)	The tax benefits are calculated by multiplying the actual restructuring \ non-recurring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Six Months Ended December 31, 2012
	GAAP	Adjustments	Non-GAAP
Net sales	$2,053,835	$0	$2,053,835
Cost of sales	1,503,795	(996)[a]	1,502,799

Gross profit	550,040	996	551,036
Selling, general and administrative expenses	402,567	12,455 [b]	415,022
Sale of Intellectual Property	0	0	0

Operating income	147,473	(11,459)	136,014
Other expenses:
Interest expense, net	9,682	(1,128)	8,554
Foreign exchange losses, net	1,139	0	1,139
Miscellaneous, net	2,609	(26)	2,583
Income from operations before taxes	134,043	(10,305)	123,738
Income tax expense	31,999	(4,064)[c]	27,935

Net income	$102,044	$(6,241)	$95,803

Earnings per share:
Basic	$1.48	$0.09	$1.39
Diluted	$1.47	$0.09	$1.38
Weighted average shares outstanding:
Basic	68,846		68,846
Diluted	69,582		69,582

a)	Restructuring expense in Cost of Sales was $1.0 million due to projects to increase efficiency in manufacturing.
b)	Non-recurring income in SG&A was $12.5 million primarily due to reduction of a contingent consideration accrual related to the acquisition of HARMAN Embedded Audio LLC, formerly known as MWM Acoustics
c)	The tax benefits are calculated by multiplying the actual restructuring \ non-recurring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Three Months Ended December 31, 2011
	GAAP	Adjustments	Non-GAAP
Net sales	$1,127,029	$0	$1,127,029
Cost of sales	821,490	(263)[a]	821,227

Gross profit	305,539	263	305,802
Selling, general and administrative expenses	210,174	(634)[b]	209,540
Sale of Intellectual Property	(13)	0	(13)

Operating income	95,378	897	96,275
Other expenses:
Interest expense, net	4,059	0	4,059
Foreign exchange losses, net	7,373	0	7,373
Miscellaneous, net	1,955	0	1,955
Income from operations before taxes	81,991	897	82,888
Income tax expense	22,736	338 [c]	23,074

Net income	$59,255	$559	$59,814

Earnings per share:
Basic	$0.83	$0.01	$0.84
Diluted	$0.82	$0.01	$0.83
Weighted average shares outstanding:
Basic	71,463		71,463
Diluted	72,299		72,299

a)	Restructuring expense in Cost of Sales was $0.3 million due to projects to increase efficiency in manufacturing.
b)	Restructuring expense in SG&A was $0.6 million due to projects to increase efficiency in engineering and administrative functions.
c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Consolidated Statement of Income

Reconciliation of GAAP to Non-GAAP Results

(In thousands, except earnings per share data; unaudited)	Six Months Ended December 31, 2011
	GAAP	Adjustments	Non-GAAP
Net sales	$2,177,632	$0	$2,177,632
Cost of sales	1,584,451	(1,965)[a]	1,582,486

Gross profit	593,181	1,965	595,146
Selling, general and administrative expenses	423,926	(947)[b]	422,979
Sale of Intellectual Property	(301)	0	(301)

Operating income	169,556	2,912	172,468
Other expenses:
Interest expense, net	9,335	0	9,335
Foreign exchange losses, net	11,597	0	11,597
Miscellaneous, net	3,399	0	3,399
Income from operations before taxes	145,225	2,912	148,137
Income tax expense	37,603	881 [c]	38,484

Net income	$107,622	$2,031	$109,653

Earnings per share:
Basic	$1.51	$0.03	$1.54
Diluted	$1.49	$0.03	$1.52
Weighted average shares outstanding:
Basic	71,265		71,265
Diluted	72,085		72,085

a)	Restructuring expense in Cost of Sales was $2.0 million due to projects to increase efficiency in manufacturing.
b)	Restructuring expense in SG&A was $0.9 million due to projects to increase efficiency in engineering and administrative functions.
c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the statutory tax rate within that specific country.

HARMAN International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Three Months Ended December 31,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$1,055,642	$1,127,029	(6)%
Effect of foreign currency translation(1)		(28,347)

Net sales – local currency	1,055,642	1,098,682	(4)%

Gross profit – nominal currency	271,793	305,539	(11)%
Effect of foreign currency translation(1)		(7,402)

Gross profit – local currency	271,793	298,137	(9)%

SG&A & Other – nominal currency	203,411	210,161	(3)%
Effect of foreign currency translation(1)		(4,355)

SG&A & Other – local currency	203,411	205,806	(1)%

Operating income – nominal currency	68,382	95,378	(28)%
Effect of foreign currency translation(1)		(3,047)

Operating income – local currency	68,382	92,331	(26)%

Net income – nominal currency	47,489	59,255	(20)%
Effect of foreign currency translation(1)		(2,668)
Net income – local currency	47,489	56,587	(16)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges
(In thousands; unaudited)	Three Months Ended December 31,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$1,055,642	$1,127,029	(6)%
Effect of foreign currency translation(1)		(28,347)

Net sales – local currency	1,055,642	1,098,682	(4)%

Gross profit – nominal currency	272,749	305,802	(11)%
Effect of foreign currency translation(1)		(7,402)

Gross profit – local currency	272,749	298,400	(9)%

SG&A & Other – nominal currency	216,054	209,527	3%
Effect of foreign currency translation(1)		(4,339)

SG&A & Other – local currency	216,054	205,188	5%

Operating income – nominal currency	56,695	96,275	(41)%
Effect of foreign currency translation(1)		(3,063)

Operating income – local currency	56,695	93,212	(39)%

Net income – nominal currency	41,058	59,814	(31)%
Effect of foreign currency translation(1)		(2,683)
Net income – local currency	41,058	57,131	(28)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

(In thousands; unaudited)	Six Months Ended December 31,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$2,053,835	$2,177,632	(6)%
Effect of foreign currency translation(1)		(100,322)

Net sales – local currency	2,053,835	2,077,310	(1)%

Gross profit – nominal currency	550,040	593,181	(7)%
Effect of foreign currency translation(1)		(25,933)

Gross profit – local currency	550,040	567,248	(3)%

SG&A & Other – nominal currency	402,567	423,625	(5)%
Effect of foreign currency translation(1)		(17,867)

SG&A & Other – local currency	402,567	405,758	(1)%

Operating income – nominal currency	147,473	169,556	(13)%
Effect of foreign currency translation(1)		(8,066)

Operating income – local currency	147,473	161,490	(9)%

Net income – nominal currency	102,044	107,622	(5)%
Effect of foreign currency translation(1)		(6,560)
Net income – local currency	102,044	101,062	1%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Selected Financial Data

Reconciliation of Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and non-recurring charges
(In thousands; unaudited)	Six Months Ended December 31,		Increase (Decrease)
	2012	2011
Net sales – nominal currency	$2,053,835	$2,177,632	(6)%
Effect of foreign currency translation(1)		(100,322)

Net sales – local currency	2,053,835	2,077,310	(1)%

Gross profit – nominal currency	551,036	595,146	(7)%
Effect of foreign currency translation(1)		(25,927)

Gross profit – local currency	551,036	569,219	(3)%

SG&A & Other – nominal currency	415,022	422,678	(2)%
Effect of foreign currency translation(1)		(17,851)

SG&A & Other – local currency	415,022	404,827	3%

Operating income – nominal currency	136,014	172,468	(21)%
Effect of foreign currency translation(1)		(8,076)

Operating income – local currency	136,014	164,392	(17)%

Net income – nominal currency	95,803	109,653	(13)%
Effect of foreign currency translation(1)		(6,571)
Net income – local currency	95,803	103,082	(7)%

(1)	Impact of restating prior year results at current year foreign exchange rates.

HARMAN International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the consolidated financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	December 31, 2012
$ millions
Cash & cash equivalents	$526
Short-term investments	81
Available credit under Revolving Credit Facility	741

Total liquidity	$1,348